BARKER & FOLSOM
                  CERTIFIED PUBLIC ACCOUNTANTS

Thomas G. Barker, Jr., CPA P.C.                    Randy K. Parker, CPA
M. Bradley Folsom, CPA, P.C.                       Nikki J. Thon

                Member of APCPA Division of Firms
                 Member of SEC Practice Section



CONSENT OF INDEPENDENT AUDITORS


FX Energy, Inc. and Subsidiaries

We consent to the incorporation by reference into the Registration Statements on Form S-3, SEC File Nos. 333-08557 and 333-16439, and the Registration Statements on Form S-8, SEC File Nos. 333-12385, 333-11417, 333-17543 and 333-20641, of FX
Energy, Inc. (the "Company"), of our report dated February 25, 1995, respecting consolidated results of operations, stockholders' equity, and cash flows of the Company for the year ended December 31, 1994, as included in the Company's annual report on Form 10-KSB for the year ended December 31, 1996.


/s/ BARKER & FOLSOM

Ogden, Utah
February 20, 1997